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                                                                     EXHIBIT 4.1

                               SUPPORT AGREEMENT

     THIS SUPPORT AGREEMENT is entered into as of December 10, 1998, between Devon Energy Corporation, an Oklahoma corporation ("Devon"), and Northstar Energy Corporation, an Alberta corporation ("Northstar").

                                    RECITALS

     WHEREAS, pursuant to an Amended and Restated Combination Agreement dated as of June 29, 1998, by and between Devon and Northstar (such agreement, as it may be amended or restated, is hereinafter referred to as the "Combination Agreement"), the parties agreed that on the Effective Date (as defined in the Combination Agreement), Devon and Northstar would execute and deliver a Support Agreement containing the terms and conditions set forth in Exhibit D to the Combination Agreement together with such other terms and conditions as may be agreed to by the parties to the Combination Agreement acting reasonably.

     WHEREAS, pursuant to an arrangement (the "Arrangement") effected by Articles of Arrangement dated December 10, 1998 filed pursuant to the Business Corporations Act (Alberta) (or any successor or other corporate statute by which Northstar may in the future be governed) (the "Act") each issued and outstanding common share of Northstar (a "Northstar Common Share") was exchanged for issued and outstanding Exchangeable Shares of Northstar (the "Exchangeable Shares").

     WHEREAS, the Articles of Amendment of Northstar set forth the rights, privileges, restrictions and conditions (collectively, the "Exchangeable Share Provisions") attaching to the Exchangeable Shares.

     WHEREAS, the parties hereto desire to make appropriate provision and to establish a procedure whereby Devon will take certain actions and make certain payments and deliveries necessary to ensure that Northstar will be able to make certain payments and to deliver or cause to be delivered shares of Devon Common Stock in satisfaction of the obligations of Northstar under the Exchangeable Share Provisions with respect to the payment and satisfaction of dividends, Liquidation Amounts, Retraction Prices and Redemption Prices, all in accordance with the Exchangeable Share Provisions.

     NOW, THEREFORE, in consideration of the respective covenants and agreements provided in this agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

                                   ARTICLE 1

                         DEFINITIONS AND INTERPRETATION

1.1  DEFINED TERMS

     Each term denoted herein by initial capital letters and not otherwise defined herein shall have the meaning attributed thereto in the Exchangeable Share Provisions, unless the context requires otherwise.

1.2  INTERPRETATION NOT AFFECTED BY HEADINGS, ETC.

     The division of this agreement into articles, sections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this agreement.

1.3  NUMBER, GENDER, ETC.

     Words importing the singular number only shall include the plural and vice versa. Words importing the use of any gender shall include all genders.

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1.4  DATE FOR ANY ACTION

     If any date on which any action is required to be taken under this agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

                                   ARTICLE 2

                        COVENANTS OF DEVON AND NORTHSTAR

2.1  COVENANTS OF DEVON REGARDING EXCHANGEABLE SHARES

     So long as any Exchangeable Shares are outstanding, Devon will:

          (a) not declare or pay any dividend on Devon Common Stock unless (i) Northstar will have sufficient assets, funds and other property available to enable the due declaration and the due and punctual payment in accordance with applicable law of an equivalent dividend on the Exchangeable Shares and (ii) subsection 2.1(b) shall be complied with in connection with such dividend;

          (b) cause Northstar to declare simultaneously with the declaration of any dividend on Devon Common Stock an equivalent dividend on the Exchangeable Shares and, when such dividend is paid on Devon Common Stock, cause Northstar to pay simultaneously therewith such equivalent dividend on the Exchangeable Shares, in each case in accordance with the Exchangeable Share Provisions;

          (c) advise Northstar sufficiently in advance of the declaration by Devon of any dividend on Devon Common Stock and take all such other actions as are necessary, in cooperation with Northstar, to ensure that the respective declaration date, record date and payment date for a dividend on the Exchangeable Shares shall be the same as the record date, declaration date and payment date for the corresponding dividend on Devon Common Stock and that such dividend on the Exchangeable Shares will correspond with any requirement of the principal stock exchange on which the Exchangeable Shares are listed;

          (d) ensure that the record date for any dividend declared on Devon Common Stock is not less than ten Business Days after the declaration date for such dividend;

          (e) take all such actions and do all such things as are necessary or desirable to enable and permit Northstar, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount in respect of each issued and outstanding Exchangeable Share upon the liquidation, dissolution or winding-up of Northstar or any other distribution of the assets of Northstar for the purpose of winding-up its affairs, including without limitation all such actions and all such things as are necessary or desirable to enable and permit Northstar to cause to be delivered shares of Devon Common Stock to the holders of Exchangeable Shares in accordance with the provisions of Article 5 of the Exchangeable Share Provisions;

          (f) take all such actions and do all such things as are necessary or desirable to enable and permit Northstar, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Retraction Price and the Redemption Price, including without limitation all such actions and all such things as are necessary or desirable to enable and permit Northstar to cause to be delivered shares of Devon Common Stock to the holders of Exchangeable Shares, upon the retraction or redemption of the Exchangeable Shares in accordance with the provisions of Article 6 or Article 7 of the Exchangeable Share Provisions, as the case may be; and

          (g) not exercise its vote as a direct or indirect shareholder to initiate the voluntary liquidation, dissolution or winding-up of Northstar nor take any action or omit to take any action that is designed to result in the liquidation, dissolution or winding-up of Northstar.

2.2  SEGREGATION OF FUNDS

     Devon will cause Northstar to deposit a sufficient amount of funds in a separate account and segregate a sufficient amount of such assets and other property as is necessary to enable Northstar to pay or otherwise
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satisfy the applicable dividends, Liquidation Amount, Retraction Price or
Redemption Price, in each case for the benefit of holders from time to time of the Exchangeable Shares, and Northstar will use such funds, assets and other property so segregated exclusively for the payment of dividends and the payment or other satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price, as applicable, net of any corresponding withholding tax obligations and for the remittance of such withholding tax obligations.

2.3  RESERVATION OF SHARES OF DEVON COMMON STOCK

     Devon hereby represents, warrants and covenants that it has irrevocably reserved for issuance and will at all times keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of shares of Devon Common Stock (or other shares or securities into which Devon Common Stock may be reclassified or changed as contemplated by section 2.7 hereof) (i) as is equal to the sum of (A) the number of Exchangeable Shares issued and outstanding from time to time and (B) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time and (ii) as are now and may hereafter be required to enable and permit Northstar to meet its obligations hereunder, under the Voting and Exchange Trust Agreement, under the Exchangeable Share Provisions and under any other security or commitment pursuant to the Arrangement with respect to which Devon may now or hereafter be required to issue shares of Devon Common Stock.

2.4  NOTIFICATION OF CERTAIN EVENTS

     In order to assist Devon to comply with its obligations hereunder, Northstar will give Devon notice of each of the following events at the time set forth below:

          (a) immediately, in the event of any determination by the Board of Directors of Northstar to take any action which would require a vote of the holders of Exchangeable Shares for approval;

          (b) immediately, upon the earlier of (i) receipt by Northstar of notice of, and (ii) Northstar otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Northstar or to effect any other distribution of the assets of Northstar among its shareholders for the purpose of winding-up its affairs;

          (c) immediately, upon receipt by Northstar of a Retraction Request (as defined in the Exchangeable Share Provisions);

          (d) at least 130 days prior to any Automatic Redemption Date determined by the Board of Directors of Northstar in accordance with clause
     (b) of the definition of Automatic Redemption Date in the Exchangeable Share Provisions;

          (e) as soon as practicable upon the issuance by Northstar of any Exchangeable Shares or rights to acquire Exchangeable Shares; and

          (f) in the event of any determination by the Board of Directors of Northstar to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Northstar or to effect any other distribution of the assets of Northstar among its shareholders for the purpose of winding-up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution.

2.5  DELIVERY OF SHARES OF DEVON COMMON STOCK

     In furtherance of its obligations hereunder, upon notice of any event which requires Northstar to cause to be delivered shares of Devon Common Stock to any holder of Exchangeable Shares, Devon shall forthwith issue and deliver the requisite shares of Devon Common Stock to or to the order of the former holder of the surrendered Exchangeable Shares, as Northstar shall direct. All such shares of Devon Common Stock shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim, encumbrance, security interest or adverse claim or interest.

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2.6  QUALIFICATION OF SHARES OF DEVON COMMON STOCK

     Devon covenants that if any shares of Devon Common Stock (or other shares or securities into which Devon Common Stock may be reclassified or changed as contemplated by Section 2.7 hereof) to be issued and delivered hereunder (including for greater certainty, pursuant to the Exchangeable Share Provisions, or pursuant to the Exchange Put Right, the Exchange Right or the Automatic Exchange Rights (all as defined in the Voting and Exchange Trust Agreement)) require registration or qualification with or approval of or the filing of any document including any prospectus or similar document, the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian or United States federal, provincial or state law or regulation or pursuant to the rules and regulations of any regulatory authority, or the fulfillment of any other legal requirement (collectively, the "Applicable Laws") before such shares (or other shares or securities into which Devon Common Stock may be reclassified or changed as contemplated by Section 2.7 hereof) may be issued and delivered by Devon to the initial holder thereof (other than Northstar) or in order that such shares may be freely traded thereafter (other than any restrictions on transfer by reason of a holder being a "control person" of Devon for purposes of Canadian federal or provincial securities law or an "affiliate" of Devon for purposes of United States federal or state securities law), Devon will in good faith expeditiously take all such actions and do all such things as are necessary to cause such shares of Devon Common Stock (or other shares or securities into which Devon Common Stock may be reclassified or changed as contemplated by
Section 2.7 hereof) to be and remain duly registered, qualified or approved. Devon represents and warrants that it has in good faith taken all actions and done all things as are necessary under Applicable Laws as they exist on the date hereof to cause the shares of Devon Common Stock (or other shares or securities into which Devon Common Stock may be reclassified or changed as contemplated by
Section 2.7 hereof) to be issued and delivered hereunder (including, for greater certainty, pursuant to the Exchangeable Share Provisions, or pursuant to the Exchange Put Right, the Exchange Right and the Automatic Exchange Rights) to be freely tradeable thereafter (other than restrictions on transfer by reason of a holder being a "control person" of Devon for the purposes of Canadian federal and provincial securities law or an "affiliate" of Devon for purposes of United States federal or state securities law). Devon will in good faith expeditiously take all such actions and do all such things as are necessary to cause all shares of Devon Common Stock (or other shares or securities into which Devon Common Stock may be reclassified or changed as contemplated by Section 2.7 hereof) to be delivered hereunder (including, for greater certainty, pursuant to Exchangeable Share Provisions, or pursuant to the Exchange Put Right, the Exchange Right or the Automatic Exchange Rights) to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which such shares are listed, quoted or posted for trading at such time. Devon will in good faith expeditiously take all such action and do all such things as are necessary to cause all Exchangeable Shares to be and to continue to be listed and posted for trading on The Toronto Stock Exchange or, in the event that a listing on The Toronto Stock Exchange is not available, on another recognized Canadian stock exchange.

2.7  EQUIVALENCE

     (a) Devon will not:

          (i) issue or distribute shares of Devon Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Devon Common Stock) to the holders of all or substantially all of the then outstanding shares of Devon Common Stock by way of stock dividend or other distribution; or

          (ii) issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding shares of Devon Common Stock entitling them to subscribe for or to purchase shares of Devon Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Devon Common Stock); or

          (iii) issue or distribute to the holders of all or substantially all of the then outstanding shares of Devon Common Stock (A) shares or securities of Devon of any class other than Devon Common Stock (other than shares convertible into or exchangeable for or carrying rights to acquire shares of Devon

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     Common Stock), (B) rights, options or warrants other than those referred to in subsection 2.7 (a) (ii) above, (C) evidences of indebtedness of Devon or
     (D) assets of Devon;

     unless

          (iv) one or both of Devon and Northstar is permitted under applicable law to issue or distribute the economic equivalent on a per share basis of such rights, options, warrants, securities, shares, evidences of indebtedness or other assets to the holders of the Exchangeable Shares; and

          (v) one or both of Devon and Northstar shall issue or distribute the economic equivalent on a per share basis of such rights, options, warrants, securities, shares, evidences of indebtedness or other assets simultaneously to the holders of the Exchangeable Shares.

     (b) Devon will not:

          (i) subdivide, redivide or change the then outstanding shares of Devon Common Stock into a greater number of shares of Devon Common Stock; or

          (ii) reduce, combine or consolidate or change the then outstanding shares of Devon Common Stock into a lesser number of shares of Devon Common Stock; or

          (iii) reclassify or otherwise change the shares of Devon Common Stock or effect an amalgamation, merger, reorganization or other transaction involving or affecting the shares of Devon Common Stock;

     unless

          (iv) Northstar is permitted under applicable law to simultaneously make the same or an economically equivalent change to, or in the rights of the holders of, the Exchangeable Shares; and

          (v) the same or an economically equivalent change is simultaneously made to, or in the rights of the holders of, the Exchangeable Shares.

     (c) Devon will ensure that the record date for any event referred to in section 2.7 (a) or 2.7(b) above, or (if no record date is applicable for such event) the effective date for any such event, is not less than 20 Business Days after the date on which such event is declared or announced by Devon (with simultaneous notice thereof to be given by Devon to Northstar).

2.8  TENDER OFFERS, ETC.

     In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to Devon Common Stock (an "Offer") is proposed by Devon or is proposed to Devon or its shareholders and is recommended by the Board of Directors of Devon, or is otherwise effected or to be effected with the consent or approval of the Board of Directors of Devon, Devon shall, in good faith, take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares to participate in such Offer to the same extent and on an equivalent basis as the holders of shares of Devon Common Stock, without discrimination, including, without limiting the generality of the foregoing, Devon will use its good faith efforts expeditiously to (and shall, in the case of a transaction proposed by Devon or where Devon is a participant in the negotiation thereof) ensure that holders of Exchangeable Shares may participate in all such Offers without being required to retract Exchangeable Shares as against Northstar (or, if so required, to ensure that any such retraction shall be effective only upon, and shall be conditional upon, the closing of the Offer and only to the extent necessary to tender or deposit to the Offer).

2.9  OWNERSHIP OF OUTSTANDING SHARES

     Without the prior approval of Northstar and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of the Exchangeable Share Provisions, Devon covenants and agrees in favor of Northstar that, as long as any outstanding Exchangeable Shares are owned by any person or entity other than Devon or any of its Subsidiaries, Devon will be and remain the direct or indirect beneficial owner of all issued and outstanding Northstar Common Shares and of at least 50.1% of all other outstanding securities

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of Northstar carrying or entitled to voting rights in any circumstances generally for the election of directors, in each case other than the Exchangeable Shares.

2.10  DEVON NOT TO VOTE EXCHANGEABLE SHARES

     Devon covenants and agrees that it will appoint and cause to be appointed proxy holders with respect to all Exchangeable Shares held by Devon and its Subsidiaries for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. Devon further covenants and agrees that it will not, and will cause its Subsidiaries not to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Exchangeable Share Provisions or pursuant to the provisions of the Act with respect to any Exchangeable Shares held by it or by its Subsidiaries in respect of any matter considered at any meeting of holders of Exchangeable Shares.

2.11  DUE PERFORMANCE

     On and after the Effective Date, Devon shall duly and timely perform all of its obligations provided for in connection with the Plan of Arrangement, including any obligations that may arise upon the exercise of Devon's rights under the Exchangeable Share Provisions.

                                   ARTICLE 3

                                    GENERAL

3.1  TERM

     This agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any party other than Devon and any of its Subsidiaries.

3.2  CHANGES IN CAPITAL OF DEVON AND NORTHSTAR

     Notwithstanding the provisions of section 3.4 hereof, at all times after the occurrence of any event effected pursuant to section 2.7 or 2.8 hereof, as a result of which either Devon Common Stock or the Exchangeable Shares or both are in any way changed, this agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Devon Common Stock or the Exchangeable Shares or both are so changed, and the parties hereto shall as soon as possible execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

3.3  SEVERABILITY

     If any provision of this agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this agreement shall not in any way be affected or impaired thereby and this agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

3.4  AMENDMENTS, MODIFICATIONS, ETC.

     This agreement may not be amended, modified or waived except by an agreement in writing executed by Northstar and Devon and approved by the holders of the Exchangeable Shares in accordance with Section 10.2 of the Exchangeable Share Provisions.

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3.5  MINISTERIAL AMENDMENTS

     Notwithstanding the provisions of section 3.4, the parties to this agreement may in writing, at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this agreement for the purposes of:

          (a) adding to the covenants of either or both parties for the protection of the holders of the Exchangeable Shares;

          (b) making such amendments or modifications not inconsistent with this agreement as may be necessary or desirable with respect to matters or questions which, in the opinion of the board of directors of each of Northstar and Devon, it may be expedient to make, provided that each such board of directors shall be of the opinion that such amendments or modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares; or

          (c) making such changes or corrections which, on the advice of counsel to Northstar and Devon, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error; provided that the boards of directors of each of Northstar and Devon shall be of the opinion that such changes or corrections will not be prejudicial to the interests of the holders of the Exchangeable Shares.

3.6  MEETING TO CONSIDER AMENDMENTS

     Northstar, at the request of Devon, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval of such shareholders. Any such meeting or meetings shall be called and held in accordance with the by-laws of Northstar, the Exchangeable Share Provisions and all Applicable Laws.

3.7  AMENDMENTS ONLY IN WRITING

     No amendment to or modification or waiver of any of the provisions of this agreement otherwise permitted hereunder shall be effective unless made in writing and signed by both of the parties hereto.

3.8  INUREMENT

     This agreement shall be binding upon and inure to the benefit of the parties hereto and the holders, from time to time, of Exchangeable Shares and each of their respective heirs, successors and assigns.

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3.9  NOTICES TO PARTIES

     All notices and other communications between the parties shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for either such party as shall be specified in like notice):

        (a) if to Devon to:

            Devon Energy Corporation
            20 North Broadway
            Suite 1500
            Oklahoma City, Oklahoma
            73102-8260
            Attention: President
            Facsimile No. 405-552-8171

        (b) if to Northstar to:

            Northstar Energy Corporation
            3000, 400 -- 3rd Avenue S.W.
            Calgary, Alberta
            T2P 4H2
            Attention: President
            Facsimile No. 403-213-8100

     Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of confirmed receipt thereof, unless such day is not a Business Day, in which case it shall be deemed to have been given and received upon the immediately following Business Day.

3.10  COUNTERPARTS

     This agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

3.11  JURISDICTION

     This agreement shall be construed and enforced in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.

3.12  ATTORNMENT

     Devon agrees that any action or proceeding arising out of or relating to this agreement may be instituted in the courts of the Province of Alberta, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of such courts in any such action or proceeding, agrees to be bound by any judgment of such courts and not to seek, and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction and hereby appoints Northstar at its registered office in the Province of Alberta as Devon's attorney for service of process.

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     IN WITNESS WHEREOF, Devon and Northstar have caused this agreement to be signed by their respective officers thereunder duly authorized, all as of the date first written above.

                                            DEVON ENERGY CORPORATION

                                            By:      /s/ DUKE R. LIGON
                                              ----------------------------------

                                            By:     /s/ MARIAN J. MOON
                                              ----------------------------------

                                            NORTHSTAR ENERGY CORPORATION

                                            By:      /s/ JOHN A. HAGG
                                              ----------------------------------

                                            By:     /s/ MURRAY T. BROWN
                                              ----------------------------------

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